EXHIBIT 99.1

Apyx Medical Corporation Reports Preliminary Fourth Quarter and Full Year 2022 Revenue Results

CLEARWATER, FL — January 10, 2023 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today reported preliminary revenue results for the fourth quarter and full year ended December 31, 2022.

Preliminary Fourth Quarter 2022 Revenue Summary:

•Total revenue in a range of $12.1 to $12.5 million, representing a decline of 28% to 26% year-over-year.
◦Advanced Energy revenue in a range of $10.1 to $10.5 million, representing a decline of 33% to 30% year-over-year.
◦OEM revenue of approximately $2.0 million, representing growth of 12% year-over-year.

Preliminary Full Year 2022 Revenue Summary:

•Total revenue in a range of $44.0 to $44.4 million, representing a decline of 9% to 8% year-over-year.
◦Advanced Energy revenue in a range of $36.4 to $36.8 million, representing a decline of 15% to 14% year-over-year.
◦OEM revenue of approximately $7.6 million, representing growth of 37% year-over-year.

Management Comments:

“Although global sales in our Advanced Energy segment showed improvement over the third quarter, our fourth quarter revenue results reflect continued business disruption related to the Medical Device Safety Communication,” said Charlie Goodwin, President and Chief Executive Officer. “Specifically, while global Advanced Energy sales increased more than 40% on a sequential basis, the pace of recovery in global generator sales was slower than what our guidance had assumed. With that said, Apyx continues to lead the way in ensuring the safe and effective use of our technology. Our team continued to make progress in educating existing and potential customers about the strong safety and efficacy profile of our products, including raising awareness of the additional 510(k) clearances that we secured in 2022. Importantly, we also continued to engage with the Food & Drug Administration (“FDA”) on our proposed regulatory submission for a new clinical indication demonstrating the safety of our Renuvion® technology when used after liposuction. We received the FDA’s formal feedback on the related pre-submission request in December and expect to submit a request for 510(k) clearance by the end of January. We continue to believe the receipt of 510(k) clearance for this new clinical indication would directly address the remaining limitations of the Medical Device Safety Communication.”

Mr. Goodwin continued: “In 2023, we expect to deliver growth in global sales of our Advanced Energy products of more than 35% year-over-year, fueled by strong execution on our commercial and regulatory objectives and improving generator demand trends as we move through fiscal 2023. We remain focused on maximizing our resources through prudent expense management and have recently implemented activities to eliminate certain operating expenses to improve cash flow, while preserving our capabilities as an organization. We also continue to actively evaluate all potential options to enhance our liquidity and financial condition.”

This press release includes Apyx Medical Corporation’s preliminary revenue results for the quarter and year ended December 31, 2022. Apyx Medical plans to release its fourth quarter and full year 2022 results in March 2023.

Actual fourth quarter and full year 2022 revenue results are subject to completion of the Company’s year-end financial closing procedures and year-end audit procedures by the Company’s independent registered public accounting firm.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® and J-Plasma® offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, any statements regarding the potential impact of the COVID-19 pandemic and the actions by governments, businesses and individuals in response to the situation; projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration, supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the U.S. Food and Drug Administration and other governmental and regulatory bodies, both domestically and internationally; the impact of the recent FDA Safety Communication on our business and operations; factors relating to the effects of the COVID-19 pandemic; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.
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